EXHIBIT 99.1

U.S. Well Services Announces Second Quarter 2019 Financial and Operational Results

HOUSTON, Aug. 06, 2019 (GLOBE NEWSWIRE) -- U.S. Well Services, Inc. (the “Company”, “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported second quarter 2019 financial and operational results.

Second Quarter 2019 Highlights

  Deployed two new electric fleets in April and June, respectively, bringing total fleets to 13, including four electric and nine conventional fleets, with an average of 10.4 fully-utilized equivalent fleets for the quarter
  Total revenue increased 8% sequentially to $151.4 million from $139.8 million in the first quarter of 2019
  Net loss attributable to the Company of $21.5 million compared to net loss of $22.3 million in the first quarter of 2019
  Adjusted EBITDA(1) increased 52% to $42.6 million compared to $28.0 million in the first quarter of 2019
  Reported annualized Adjusted EBITDA per fully-utilized fleet of $16.4 million compared to $11.4 million for the first quarter of 2019(2)
  Completed a $55.0 million convertible preferred equity offering in May to fund the purchase of certain long-leadtime equipment for electric fleet growth as well as general corporate purposes
  Began work on a multi-pad project leveraging USWS’ patent-pending PowerPath technology to distribute power from a fixed location located over one mile from the frac fleet using power lines
  Extended exclusivity agreement with PW Power Systems and signed new exclusivity agreements with AmeriMex Motors & Controls, LLC and Gaumer Process
  Awarded four new patents, bringing total granted patents to 22, with an additional 82 pending
  Total liquidity, consisting of cash and availability under the Company’s asset-backed revolving credit facility, was $86.7 million as of June 30, 2019

(1)  Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”
(2)  Adjusted EBITDA per fully-utilized fleet equivalent is defined as Adjusted EBITDA divided by the product of average active fleets during the quarter and the utilization rate for active fleets during the quarter.

“U.S. Well Services delivered strong operating performance in the second quarter of 2019 despite continued softness in the pressure pumping market,” said Joel Broussard, President and CEO of U.S. Well Services.  “During the quarter we deployed two new electric frac fleets, and we continue to experience strong customer demand for our electric frac services.

“We remain focused on the execution of our long-term strategy, which centers on maintaining U.S. Well Services’ leadership position in the electric fracturing market. Our team continues to demonstrate USWS’ expertise and capabilities with electric frac fleets, and recently surpassed our 8,500th electric frac stage. We believe we are well positioned to capitalize on the growing demand for electric frac fleets, and will pursue disciplined growth to create value for our customers and shareholders,” added Mr. Broussard.

Outlook

As previously announced, U.S. Well Services currently has one new electric fleet on order to begin working under contract for Shell beginning in the first quarter of 2020, bringing the Company’s total electric fleet count to five.  The Company continues to experience strong demand for electric frac services at premium pricing levels compared to conventional frac services, and is actively evaluating potential new contract opportunities.

Oversupplied market conditions have led to sustained pressure on pricing for conventional frac services.  As a result of this market dynamic, U.S. Well Services elected to idle one conventional fleet during the second quarter.    Due to our track record for efficiency and best-in-class service quality, we continue to experience demand for U.S. Well Services fleets and will work with our customers to maintain the utilization and profitability of our fleets throughout the second half of 2019.  We continue to monitor market conditions and will react swiftly to any deterioration in the operating environment.

Second Quarter 2019 Financial Summary

Revenue for the second quarter of 2019 increased 8% to $151.4 million versus $139.8 million in the first quarter of 2019, driven primarily by an increase in the number of active fleets working.  During the quarter, two new electric fleets were deployed, bringing the Company’s total available fleet count to 12.3 fleets on average from 11.0 during the first quarter of 2019.  Of the 12.3 available fleets, an average of 11.3 were active during the quarter with a utilization rate of 92%, resulting in a fully-utilized equivalent of 10.4 fleets.  This compares to 11.0 available fleets with an average of 11.0 active and a utilization rate of 89%, resulting in 9.8 fully-utilized equivalent fleets for the first quarter of 2019.

Costs of services, excluding depreciation and amortization, for the second quarter of 2019 decreased to $107.4 million from $109.7 million during the first quarter of 2019 as a result of cost reduction initiatives and lower repair and maintenance expenses.

Selling, general and administrative expense (“SG&A”) decreased to $7.6 million in the second quarter of 2019 from $8.6 million in the first quarter of 2019. Excluding stock-based compensation and transaction related costs, SG&A in the second quarter of 2019 was $5.9 million compared to $6.5 million in the first quarter of 2019. The decrease in SG&A was primarily attributable to a reduction in professional fees and the benefit of other cost reduction initiatives.

Net loss attributable to the Company decreased approximately 4% sequentially to $21.5 million in the second quarter of 2019 from $22.3 million in the first quarter of 2019. Adjusted EBITDA increased 52% in the second quarter to $42.6 million from $28.0 million in the first quarter as a result of increases in available fleets and utilization, as well as a reduction in operating expenses, driving Adjusted EBITDA margin to 28% from 20% in the first quarter of 2019.(1)

Operational Highlights

During the second quarter of 2019, the Company deployed one new electric frac fleet in the Permian Basin and one new electric frac fleet in the Appalachian Basin, bringing our total electric fleet count to four.  U.S. Well Services exited the second quarter with 11 active frac fleets, with three fleets in the Appalachian Basin, four fleets in the Eagle Ford and four fleets in the Permian Basin.

U.S. Well Services delivered increasing operating efficiency for its customers during the second quarter.  The Company increased its stage count per fully-utilized fleet by approximately 15%, completing 5,658 frac stages during the second quarter, or 545 stages per fully-utilized fleet, as compared to 4,631 frac stages, or 474 stages per fully-utilized fleet, during the first quarter of 2019.  Pumping hours per day increased approximately 4% sequentially.  USWS pumped for 11,019 hours during 854 frac days, as compared to 9,659 hours during 779 frac days in the first quarter of 2019.

U.S. Well Services continues to be the market leader in electric fracturing, with 8,590 electric fracturing stages completed since the deployment of our first Clean Fleet® in 2014.  During the second quarter of 2019, the Company began work on a multi-pad project using patent-pending PowerPath technology to transmit electricity from a stationary position to electric fracturing fleets located over one mile from the power source.  PowerPath enables the Company to reduce time and cost associated with mobilization, and helps the Company deliver best-in-class execution on behalf of its customers.  Also during the second quarter, U.S. Well Services was granted four additional patents, bringing our total granted patent portfolio to 22 patents, with an additional 82 pending.

Balance Sheet and Capital Spending

As of June 30, 2019, total liquidity was $86.7 million, consisting of $51.7 million of cash on the Company’s balance sheet and $35.0 million of availability under the Company’s asset-backed revolving credit facility, and net debt was $270.2 million.

In May 2019, the Company completed three strategic financing transactions, including the closing of a $250 million senior secured term loan facility, a $75 million asset-backed revolving credit facility and a $55 million convertible preferred equity offering led by Crestview Partners, an owner of approximately 30% of U.S. Well Services’ total outstanding shares.

Capital expenditures, on an accrual basis, were $87.6 million during the second quarter of 2019.  The capital expenditures consisted of $71.8 million for growth initiatives, $6.7 million for fleet enhancements and $9.1 million for maintenance capital expenditures, which equates to an annualized rate of $3.5 million per fully-utilized fleet. Maintenance capital expenditures during the second quarter of 2019 included approximately $3.8 million for fluid ends, which equates to an annualized rate of $1.5 million per fully-utilized fleet and 42% of total maintenance capital expenditures.

Conference Call Information

The Company will host a conference call at 9:00 am Central / 10:00 am Eastern Time on Wednesday, August 7, 2019 to discuss financial and operating results for the second quarter of 2019 and recent developments, that will also be webcast.  To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website at http://ir.uswellservices.com/events-and-presentations/events.  A telephonic replay of the conference call will be available through August 14, 2019 and may be accessed by calling 201-612-7415 using passcode 13692172#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com.  The information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, availability under the Company’s credit facilities, benefits obtained from the Company’s strategic financing transactions, the Company’s financial position and liquidity, business strategy and objectives for future operations, results of discussions with potential customers, benefits obtained from the Company’s patent-pending PowerPath technology, potential new contract opportunities and planned deployment and operation of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “guidance,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “target” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, actions by customers and potential customers, geopolitical events, availability of equipment and personnel and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K filed on March 14, 2019 and in our quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-   Tables to Follow   -

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and amounts in thousands except for active fleets and per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018

Statement of Operations Data:
Revenue	$151,419	$139,772	$192,632	$291,190	$364,238
Costs and expenses:
Cost of services (excluding depreciation and amortization)	107,369	109,681	151,363	217,048	289,791
Depreciation and amortization	40,322	37,844	24,862	78,165	50,782
Selling, general and administrative expenses	7,638	8,620	5,278	16,258	9,615
Loss on disposal of assets	4,003	6,904	5,187	10,908	8,116
Income (loss) from operations	(7,913)	(23,277)	5,942	(31,189)	5,934
Interest expense, net	(7,820)	(5,115)	(6,884)	(12,935)	(14,285)
Loss on extinguishment of debt	(12,558)	-	-	(12,558)	-
Other income	1,686	27	5	1,712	322
Loss before income taxes	(26,605)	(28,365)	(937)	(54,970)	(8,029)
Income tax expense	306	124	-	430	-
Net loss	(26,911)	(28,489)	(937)	(55,400)	(8,029)
Net loss attributable to noncontrolling interest	(5,432)	(6,217)	-	(11,649)	-
Net loss attributable to U.S. Well Services, Inc.	$(21,479)	$(22,272)	$(937)	$(43,751)	$(8,029)

Net lost attributable to U.S. Well Services, Inc. stockholders per common share (1):
Basic and diluted	(0.46)	(0.45)	(0.02)	(0.92)	(0.16)
Weighted average common shares outstanding:
Basic and diluted	49,846	47,398	47,940	48,631	47,940

Other Financial and Operational Data
Capital Expenditures (2)	87,645	155,111	15,531	242,756	28,468
Adjusted EBITDA (3)	42,584	27,984	38,105	70,568	69,593
Average Active Fleets	11.3	11.0	10.0	11.2	10.0

(1) Due to the Company's combination with the SPAC which was accounted for as a reverse recapitalization, earnings per share has been recast to reflect the Company's capital structure post-combination for all comparative periods.
(2) Capital expenditures presented above are shown on an accrual basis, including capital expenditures in accounts payable, accrued liabilities and under equipment financing arrangements.
(3) Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled "Reconciliation and Calculation of Non-GAAP Financial and Operational Measures" below.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands except shares)

	June 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,758	$29,529
Restricted cash	16,976	507
Accounts receivable (net of allowance for doubtful accounts of
$474 and $189 in 2019 and 2018, respectively)	108,406	58,026
Inventory, net	9,810	9,413
Prepaids and other current assets	11,760	16,437
Total current assets	181,710	113,912
Property and equipment, net	489,839	331,387
Intangible assets, net	24,091	27,890
Goodwill	4,971	4,971
Deferred financing costs, net	1,171	2,070
TOTAL ASSETS	$701,782	$480,230
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$114,394	$89,360
Accrued expenses and other current liabilities	22,167	17,044
Notes payable	173	4,560
Current portion of long-term equipment financing	10,227	3,263
Current portion of long-term capital lease obligation	15,935	25,338
Current portion of long-term debt	3,750	900
Total current liabilities	166,646	140,465
Long-term equipment financing	13,272	8,304
Long-term capital lease obligation	2,786	-
Long-term debt	275,791	91,112
Deferred rent	116	-
TOTAL LIABILITIES	458,611	239,881

MEZZANINE EQUITY
Series A Convertible Preferred Stock, par value $0.0001 per share; 10,000,000 shares authorized; 55,000 shares issued and outstanding as of June 30, 2019; aggregate
liquidation preference of $55,660 as of June 30, 2019	25,892	-

STOCKHOLDERS' EQUITY
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares
authorized; 54,607,462 shares issued and outstanding as of June 30, 2019 and 49,254,760 issued and outstanding as of December 31, 2018	5	5
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares
authorized; 13,775,400 shares issued and outstanding as of June 30, 2019 and 13,937,332 shares issued and outstanding as of December 31, 2018	1	1
Additional paid in capital	236,398	204,928
Accumulated deficit	(61,039)	(17,383)
Total stockholders' equity attributable to U.S. Well Services, Inc.	175,365	187,551
Noncontrolling interest	41,914	52,798
Total Stockholders' Equity	217,279	240,349
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY	$701,782	$480,230

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(unaudited and amounts in thousands)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(55,400)	$(8,029)
Adjustments to reconcile net loss to cash provided by (used in)
operating activities:
Depreciation and amortization	78,165	50,782
Loss on disposal of assets	10,908	8,116
Non-cash interest	-	3,525
Share-based compensation expense	3,366	1,907
Loss on extinguishment of debt	12,558	-
Other noncash items	2,140	1,850
Changes in working capital	(37,726)	(16,433)
Net cash provided by operating activities	14,011	41,718
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(144,889)	(23,599)
Net cash used in investing activities	(144,889)	(23,599)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of revolving credit facility	49,025	-
Repayments of revolving credit facility	(65,000)	-
Proceeds from issuance of long-term debt	285,000
Repayments of long-term debt	(75,000)	-
Payment of fees related to debt extinguishment	(6,560)
Repayments of note payable	(4,387)	(1,827)
Repayments of amounts under equipment financing	(63,186)	(8,245)
Principal payments under finance lease obligation	(8,389)	(4,793)
Proceeds from issuance of preferred stock and warrants, net	54,524	-
Deferred financing costs	(13,451)	-
Other	-	(316)
Net cash provided by financing activities	152,576	(15,181)
Net increase (decrease) in cash and cash equivalents and restricted cash	21,698	2,938
Cash and cash equivalents and restricted cash, beginning of period	30,036	5,923
Cash and cash equivalents and restricted cash, end of period	$51,734	$8,861

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods, hedging positions or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods, hedging positions or capital structure and because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: loss on disposal of assets; share-based compensation; impairments; and other items that the Company believes to be non-recurring in nature.   The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.
RECONCILIATION OF NET INCOME (GAAP) TO EBITDA AND ADJUSTED EBITDA (NON-GAAP)
(unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Net loss	$(26,911)	$(937)	$(28,489)	$(55,400)	$(8,029)
Interest expense, net	7,820	6,884	5,115	12,935	14,285
Income tax expense	306	-	124	430	-
Depreciation and amortization	40,322	24,862	37,844	78,165	50,782
EBITDA	21,537	30,809	14,594	36,130	57,038
Loss on disposal of assets (a)	4,003	5,187	6,904	10,908	8,116
Share based compensation (b)	2,307	896	1,059	3,366	1,907
Certain non-productive time (c)	-	300	-	-	1,200
Fleet start-up and relocation costs (d)	3,170	-	3,992	7,162	280
Restructuring and transaction related costs (e)	303	913	1,435	1,738	1,052
Fleet 6 fire (f)	(1,294)	-	-	(1,294)	-
Loss on extinguishment of debt (g)	12,558	-	-	12,558	-
Adjusted EBITDA	$42,584	$38,105	$27,984	$70,568	$69,593

(a) Represents net losses on the disposal of property and equipment.
(b) Represents non-cash share-based compensation.
(c) Represents revenue shortfall associated with non-productive time due to sand mine issues with a customer. The delays were caused by excessive wait times at the customer’s chosen sand mine as sand mine operations were starting up and have since been addressed. Additionally, the Company has come to an agreement with the customer to better define how non-productive time caused by sand mine delays are to be split between the two parties. As such, the Company does not anticipate, nor has experienced, additional material revenue shortfalls related to delays at the customer’s sand mine moving forward.
(d) Represents non-recurring costs related to the start-up, enhancement and / or relocation of hydraulic fracturing fleets.
(e) Represents non-recurring third-party professional fees and other costs including costs related to financing transactions, the capital restructuring and the potential sale of U.S. Well Services, LLC.
(f) Represents non-recurring insurance reimbursement of costs related to a fleet fire previously reported as an add-back.
(g) Represents non-recurring costs related to debt extinguishment.